UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2014

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CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)
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Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W.,  Kennesaw,  Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

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(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2014 (the “Effective Date”), the Board of Directors (the “Board”) of CryoLife, Inc. (“CryoLife” or the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, increased the size of the Board to nine members and elected James Patrick Mackin, the Company’s President and Chief Executive Officer, as a member of the Board, effective as of the Effective Date.

Section 2(a) of Mr. Mackin’s Employment Agreement with the Company, dated July 7, 2014 (the “Employment Agreement”),  provided that subject to applicable law, including the Board’s compliance with its fiduciary duties, Mr. Mackin would be appointed or nominated for election to the Board within a reasonable period of time after the execution of the Employment Agreement.

Mr. Mackin will not receive any compensation for his service on the Board, other than his compensation for his service as the Company’s President and Chief Executive Officer.  The material terms and conditions of Mr. Mackin’s Employment Agreement, including the compensation and the benefits that he will receive or is eligible to receive as the Company’s President and Chief Executive Officer, are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2014, which is incorporated herein by reference.  Other than his previously disclosed compensation arrangements, Mr. Mackin is not a party to any related person transaction with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: October 23, 2014	By: _/s/ D. Ashley Lee_____________
Name: D. Ashley Lee
Title: Executive Vice President, Chief
Operating Officer and Chief
Financial Officer